Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Insight Enterprises, Inc.:
We consent to the inclusion in this Current Report on Form 8-K and incorporation by reference in registration statements (No. 333-110915, No. 333-42684, No. 333-42686, No. 33-96286, No. 33-96280, No. 33-03158, and No. 333-69113) on Form S-8 of Insight Enterprises, Inc. of our report dated June 9, 2006, with respect to the combined balance sheets of Software Spectrum, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related combined statements of operations, comprehensive income (loss), business equity and cash flows for each of the years in the three-year period ended December 31, 2005.
/s/ KPMG LLP
Dallas, Texas
November 3, 2006

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